Richardson Electronics 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Richardson Electronics, Ltd.

LaFox, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Number 333-04767, 333-70914, 333-129828, 333-146879, 333-182907, 333-206044, 333-227876 and 333-249383) of Richardson Electronics, Ltd. of our reports dated August 2, 2021, relating to the consolidated financial statements, and the effectiveness of Richardson Electronics, Ltd.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Chicago, Illinois

August 2, 2021